EXHIBIT 99.2

BIOSOURCE FUELS, LLC

Statements of Financial Condition

January 31, 2006 & October 31, 2005

	2006	2005
	(unaudited)
ASSETS
Current assets
Cash	$1,408,754	$20,177
Accounts receivable, net		1,040,000
Prepaid expenses and other assets	10,569	9,017

Total current assets	1,419,323	1,069,194

Property and equipment, net	344,512	.360,514

Intangible assets
Patent	33,260	33,260

Total Assets	$1,797,095	$1,462,968

LIABILITIES AND MEMBERS’ DEFICIT

Current liabilities
Accounts payable	$186,654	$14,914
Payables to related parties	15,754	11,365
Accrued expenses	4,040	15,319
Accrued expenses to related parties	139,406	120,820
Deferred revenues	1,243,181	1,000,000

Total current liabilities	1,589,035	1,162,418

Long term debt
Notes payable to related parties	687,000	687,000

Total Liabilities	2,276,035	1,849,418

Members’ Deficit
Members’ contributions, 5,917 units outstanding	591,682	591,682
Accumulated deficit	(1,070,622)	(978,132)

Total Members’ Deficit	(478,940)	(386,450)

Total Liabilities and Members’ Deficit	$1,797,095	$1,462,968

BIOSOURCE FUELS, LLC

Statements of Operations

For the Three Months Ended January 31, 2006 and 2005

	2006	2005
	(unaudited)

Revenues	$799,819	$14,950

Expenses
Cost of sales	751,575
Gross profit	48,244	14,950

Selling, general and administrative	100,746	34,600
Interest expense	18,586	12,950
Depreciation	21,402	17,980

Total operating expenses	140,734	65,530

Net Loss	$(92,490)	$(50,580)

Net Loss per unit	$(15.63)	$(16.17)

Weighted average of units outstanding	5,917	3,128

BIOSOURCE FUELS, LLC

Statements of Cash Flows

For the Three Months Ended January 31, 2006 and 2005

	2006	2005
	(unaudited)

Cash provided by (used in) operating activities
Net Loss	$(92,490)	$(50,580)

Adjustments to reconcile net loss to net
cash used in operating activities
Depreciation	21,402	17,980
Changes in
Prepaid expense	(1,552)
Accounts receivable	1,040,000
Accrued expenses	(14)
Accrued payable to related parties	18,586	(5,277)
Accounts payable	171,740	349
Payables to related parties	(6,876)	(34,629)
Deferred revenue	243,181

Net cash provided by (used in) operating activities	1,393,977	(72,157)

Cash used in investing activities
Purchase of office equipment	(5,400)

Net cash used in investing activities	(5,400)

Cash provided by financing activities
Contributed capital		100,000

Net cash provided by financing activities		100,000

Net increase in cash and cash equivalents	1,388,577	27,843

Cash & cash equivalents
Beginning of period	20,177	676

End of period	$1,408,754	$28,519

Supplemental disclosures
Cash paid for interest	$	$
Cash paid for taxes	$	$

BIOSOURCE FUELS, LLC

Notes to Financial Statements

The accompanying notes are an integral part of these financial statements.

NOTE A – BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of BIOsource Fuels, Inc., have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto for the years ended October 31, 2006 and 2005 filed with the SEC as an exhibit to the current report on Form 8-K of Nova Oil, Inc. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for years ended October 31, 2006 and 2005 have been omitted.